News Release 127 June 29, 2012 Liberty Star Uranium & Metals Corp. OTCBB: LBSR Frankfurt: LBVN http://www.libertystaruranium.com

FOR IMMEDIATE RELEASE

Liberty Star Provides Geochem Update Hay Mountain, AZ: Phase I Vegetation Samples Complete, Strong Metal Anomalies Established, Phase 1 Drill Holes Located

TUCSON, Arizona–June 29–Liberty Star Uranium & Metals Corp. (“Liberty Star” or the “Company”) (LBSR: OTCBB) is pleased to provide an update of exploration activity on its Hay Mountain claims.   Phase I analysis of assays of vegetation samples taken from the area provided by ALS Minerals  (NR 123) has been completed. Since this initial analysis of vegetation samples indicated rare earth elements (REEs) previously defined by soil sampling (NR 122) the Company will undertake a second round of analysis and re-assay the vegetation samples for 13 of 17 known REEs. Further, geochem has defined five drill targets.  One target is primary and four others are subsidiary.  Permitting for Phase 1 drilling is under way.  Observations from Phase one vegetation analysis are:

·        The REEs ALS Minerals assayed for, scandium, yttrium, lanthanum, and cerium are strongly anomalous at depth as defined by vegetation sample assays, and appear to be associated with one or more porphyry copper systems. The other 13 known REEs were not included in the assay process. In due course the Company will undertake a program to evaluate the vegetation samples for these additional REEs if it appears to be warranted.
·        The vegetation, soil and rock chip assays taken together along with aeromagnetic data show porphyry copper system is indicated at depth in the strongest anomaly area.
o   The copper anomaly zone is about 2.5 miles in an east-west direction and about 1.2 miles wide at its widest point in a north-south direction.  It is a multi- element anomaly including a central moly zone, a silver –lead- zinc – zone and a surrounding distal gold zone, all characteristic of porphyry copper systems.  The rare earth elements are associated with both the central zone as well as more distal zones.
·        Four less intense metal centers stand out.  These have been designated Targets 2, 3, 4, & 5.
·        A 300 foot square grid has been laid over all anomalies that would correspond to a definition drill grid to define a resource if initial testing is positive.  We have chosen 22 primary drill sites and 16 secondary drill sites all falling on grid points.
o   Because of modern permitting requirements we must have an archaeological survey performed along our proposed access roads and drill sites to ensure we are not destroying any antiquities.  We have engaged an archaeological contractor to perform this required service for us. We will then seek permits for all of the holes, even though we will only drill five to ten.  This is necessary to have freedom of movement to move to a location dictated by discovery made in the previous drill hole.  If we do not permit numerous holes in advance, we would waste months of time in continuously working on additional permits, and continuously demobilizing and mobilizing drill rigs.  The permitting process  is estimated to take 30 to 60 days.

We want to fly ZTEM before we make a final decision of where and how deep to drill.  The survey can be completed and analyzed prior to drilling.

Anticipated drilling will be by diamond core drilling of HQ size (2.5 inches diameter core).  Initial drilling will be to a depth of 500 to 1,000 feet  to determine depth to bedrock and bedrock type and how it is altered.  Five to ten holes will be drilled, the number depending on depth.

Comments James Briscoe, Liberty Star’s CEO and Chief Geologist: “Observation of four rare earth elements is novel to the region and exploring for additional REEs is an exciting prospect for us.  The strong indications of copper and precious metals at Hay Mountain have been confirmed and are better understood after looking at the vegetation data in relation to the soil and rock chip data.   Anomalies are characteristic of porphyry copper systems.  We will undertake a ZTEM program as soon as possible. In the meantime we are continuing with Phase I drilling plans at Hay Mountain.”

“James A. Briscoe” James A. Briscoe, Professional Geologist, AZ CA
CEO/Chief Geologist
Liberty Star Uranium & Metals Corp.

Read Your Invitation and RSVP to Briscoe’s Whirlwind Trip, July 5-19
http://www.libertystaruranium.com/ja-briscoe-whirlwind-trip/

Forward Looking Statements
Statements in this news release that are not historical a re forward looking statements. Forward-looking statements in this news release include: that the vegetation sampling indicated RE, that we will fly a ZTEM program and that a five to ten hole drill program will occur.
Factors which may delay or prevent these forward-looking statements from being realized include:  the failure of our exploration program to identify targets; we may not be able to raise sufficient funds to complete our intended exploration or carry on operations; and an inability to continue exploration due to weather, logistical problems, labor or equipment problems or hazards even if funds are available.  Despite encouraging data there may be no commercially exploitable mineralization on our properties.  Readers should refer to the risk disclosures in the Company’s recent 10-K and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:
Liberty Star Uranium & Metals Corp.
Tracy Myers, 520-425-1433
Investor Relations
http://www.LibertyStarUranium.com
info@LibertyStarUranium.com
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